Exhibit 99

Patterson Companies Reports Strongly Improved

Second Quarter Sales and Earnings

St. Paul, MN—November 24, 2004—Patterson Companies, Inc. (Nasdaq NMS: PDCO) today reported consolidated sales of $578,237,000 for the second quarter of fiscal 2005 ended October 30, an increase of 21% from $477,510,000 in the year-earlier quarter. Sales for the current quarter included contributions from four acquisitions earlier this year, in addition to the September 12, 2003 acquisition of AbilityOne Products Corp. Net income increased 22% to $42,504,000 or $0.31 per diluted share, from $34,886,000 or $0.25 per diluted share in the second quarter of fiscal 2004. AbilityOne continued having a significant positive impact on consolidated earnings. As previously forecasted, the majority of the earnings contributions from the four most recent transactions, ProVet, Medco, CAESY and the October acquisition of Milburn Distributions, Inc., is anticipated during the second half of fiscal 2005.

All share and per share information has been adjusted to reflect the previously announced two-for-one stock split in the form of a 100% stock dividend to shareholders of record on October 8, 2004.

The Patterson Dental Supply unit, Patterson’s largest business, reported sales growth of 12% to $438,918,000 in the second quarter. Substantially all of this growth was internally generated.

•	Sales of consumable dental supplies and printed office products increased more than 6% in the second quarter, led by U.S. consumables growth of nearly 7%, reflecting the effectiveness of efforts over the past year to strengthen this portion of Patterson’s business. Patterson Dental’s sales force, the largest in the industry, totaled approximately 1,410 at October 30.

•	Sales of dental equipment and software rose 21% in the second quarter, which included solid contributions from both the U.S. and Canadian dental operations.

•	Sales of other services and products, consisting primarily of parts, technical service, software support, and insurance e-claims, increased 14% in the quarter.

AbilityOne, the company’s rehabilitation supply unit, reported second quarter sales of $75,205,000. Excluding the May 2004 acquisition of Medco Supply Company, Inc., AbilityOne’s second quarter sales increased 9% on a pro forma basis, which gives effect to the approximately six-week period in last year’s second quarter that Patterson did not own this business.

Sales of the Webster Veterinary Supply unit increased 21% in the second quarter to $64,114,000. The positive impact of the ProVet (April 2004) and Milburn acquisitions was partly offset by $5 million of reduced sales related to the unexpected voluntary recall from the U.S. market in September of ProHeart 6, an injectable heartworm medication. This recall included the impact of product returns. On an annual basis, ProHeart 6 contributed sales of approximately $12 million. At this time, it is uncertain whether this recall will be permanent. After adjusting for acquisitions, the ProHeart recall and the previously-discussed conversion of a temporary pharmaceutical distribution agreement into an agency arrangement late in last year’s third quarter, Webster’s internally generated sales rose 8% in the second quarter.

Peter L. Frechette, chairman and chief executive officer, commented: “The second quarter was another strong period for Patterson. Within our dental business, we are encouraged by the solid sales growth of consumable supplies and by continued strong demand for both basic equipment and new-generation dental systems, including the CEREC(R)3D dental restorative system, digital radiography and related networking systems, and the patient education offerings of our CAESY Education Systems division. Based on the strong results of our equipment business, it is clear that dental practices are continuing to invest heavily in a wide range of new equipment and software that can strengthen office productivity and improve clinical outcomes. Patterson’s performance is also benefiting from our recent acquisitions, which have augmented our growth and strategically bolstered the market positions of our dental, veterinary and rehabilitation supply businesses.”

Frechette continued: “The positive outlook for our three businesses makes us optimistic about Patterson’s prospects as we enter the second half of fiscal 2005. For this year’s third quarter ending January 29, 2005, we are forecasting earnings of $0.36 to $0.37 per diluted share. We also are maintaining our previously-issued financial guidance of $1.34 to $1.36 for the full fiscal year.”

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental Supply provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary Supply is the nation’s second largest distributor of consumable veterinary supplies, equipment, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

AbilityOne Products Corp. is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

# # #

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/261-2210 or 800/522-1744

Patterson Companies, Inc.

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 30, 2004	October 25, 2003	October 30, 2004	October 25, 2003
Net sales	$578,237	$477,510	$1,156,180	$910,772
Gross profit	204,627	166,321	408,596	310,903
Operating expenses	134,568	110,043	270,935	209,616

Operating income	70,059	56,278	137,661	101,287
Other (expense) income, net	(2,164)	(373)	(4,560)	1,720

Income before taxes	67,895	55,905	133,101	103,007
Income taxes	25,391	21,019	49,782	38,728

Net income	$42,504	$34,886	$83,319	$64,279

Earnings per share:
Basic	$0.31	$0.26	$0.61	$0.47
Diluted	$0.31	$0.25	$0.60	$0.47
Shares:
Basic	136,737	135,812	136,630	135,744
Diluted	138,795	137,698	138,702	137,280
Gross margin	35.4%	34.8%	35.3%	34.1%
Operating expenses as a % of net sales	23.3%	23.0%	23.4%	23.0%
Operating income as a % of net sales	12.1%	11.8%	11.9%	11.1%
Effective tax rate	37.4%	37.6%	37.4%	37.6%
Return on net sales	7.4%	7.3%	7.2%	7.1%

Note: All share and per share information has been adjusted to reflect the two-for-one stock split in the form of a 100% stock dividend to shareholders of record on October 8, 2004, which was paid on October 22, 2004.

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Patterson Companies, Inc.

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 30, 2004	October 25, 2003	October 30, 2004	October 25, 2003
Consolidated Net Sales
Consumable and printed products	$367,140	$304,762	$757,003	$588,792
Equipment and software	167,675	136,055	312,659	252,793
Other	43,422	36,693	86,518	69,187

Total	$578,237	$477,510	$1,156,180	$910,772

Rehabilitative Supply
Actual
Consumable and printed products	$64,335	$25,566	$129,864	$25,566
Equipment	7,443	4,393	15,700	4,393
Other	3,427	1,883	6,886	1,883

Total	$75,205	$31,842	$152,450	$31,842

Proforma	$75,205	$55,963 (a)	$152,450	$112,365	(a)

Veterinary Supply
Consumable and printed products	$59,333	$50,225	$130,540	$108,999
Equipment	2,734	1,297	5,376	2,876
Other	2,047	1,489	3,279	2,586

Total	$64,114	$53,011	$139,195	$114,461

Other (Expense) Income, net
Interest income	$1,180	$1,365	$2,501	$3,263
Interest expense	(3,791)	(1,889)	(7,549)	(1,921)
Other	447	151	488	378

	$(2,164)	$(373)	$(4,560)	$1,720

(a)	Proforma basis, as if the acquisition of AbilityOne had occurred at the beginning of fiscal 2004, but does not give effect to the recent Medco acquisition.

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Patterson Companies, Inc.

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	October 30, 2004	April 24, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$286,197	$295,178
Receivables, net	279,530	285,249
Inventory	188,630	173,022
Prepaid expenses and other current assets	29,019	24,694

Total current assets	783,376	778,143

Property and equipment, net	86,417	77,233
Goodwill and other intangible assets	751,837	698,217
Other	35,458	35,364

Total Assets	$1,657,088	$1,588,957

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$176,632	$149,528
Other accrued liabilities	93,783	94,129
Current maturities of long-term debt	20,031	20,031

Total current liabilities	290,446	263,688

Long-term debt	416,542	479,556
Other non-current liabilities	46,946	43,955

Total liabilities	753,934	787,199

Stockholders’ equity	903,154	801,758

Total Liabilities and Stockholders’ Equity	$1,657,088	$1,588,957

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Six Months Ended
	October 30, 2004	October 25, 2003
Operating activities:
Net income	$83,319	$64,279
Depreciation & amortization	13,234	7,316
Change in assets and liabilities, net of acquired	28,858	(509)

Net cash provided by operating activities	125,411	71,086

Investing activities:
Additions to property and equipment, net	(13,386)	(6,861)
Acquisitions	(72,762)	(581,323)
(Purchase) sale of investments	(12,373)	11,269

Net cash used in investing activities	(98,521)	(576,915)

Net cash (used in) provided by financing activities	(48,244)	503,402

Net decrease in cash and cash equivalents	$(21,354)	$(2,427)